MSTR Equity Guidance Calculated by dividing Enterprise Value by Bitcoin NAV, as presented on Strategy.com. The Strategy.com website also contains important information about the mNAV, Enterprise Value and Bitcoin NAV metrics under the “Notes” section of the website. Implied MSTR Price represents the MSTR share price to achieve the corresponding mNAV, all else being equal as of August 17, 2025. Below 2.5x mNAV Strategy will tactically issue MSTR to (1) pay interest on debt obligations (2) fund preferred equity dividends and (3) when otherwise deemed advantageous to the company Between 2.5x and 4.0x mNAV Strategy will opportunistically issue MSTR to acquire Bitcoin Above 4.0x mNAV Strategy will actively issue MSTR to acquire Bitcoin Below 1.0x mNAV Strategy will consider issuing credit to repurchase MSTR $210 $600 $1,000 Implied MSTR Price(2) We believe shareholders benefit from management flexibility in executing our capital markets strategy Exhibit 99.1